Exhibit 10.1

FIRST AMENDMENT

TO THE

SYSCO CORPORATION MANAGEMENT SAVINGS PLAN

Pursuant to the authority granted the Compensation Committee of the Board of Directors of Sysco Corporation (the "Compensation Committee") under Section 10.1 of the Sysco Corporation Management Savings Plan (the "MSP"), effective January 31, 2014, the Compensation Committee hereby amends the MSP as follows:

1.	The first sentence of Section 5.4 of the MSP is amended to read in its entirety as:

"The  credit  balance  of  the  Deferrals  and  Company  Contributions  in  the Participant's  Account shall be deemed to be invested and reinvested from time to time in such Investments as shall be designated by the Participant in accordance with this Section 5.4.

IN WITNESS WHEREOF, this Amendment 2014-1 to the MSP has been executed as of this 20th day of February, 2014.

SYSCO  CORPORATION

By: /s/ Russell Libby
Russell Libby, General Counsel